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								Exhibit 99

Contact:

Mark Bonavia, Sprint (0) 913-624-3552
E-Mail: mark.bonavia@mail.sprint.com

Bill White, Sprint (0) 913-624-2226
E-Mail: bill.white@mail.sprint.com


    SPRINT TO PROCEED WITH RECAPITALIZATION, DELAY PUBLIC
        OFFERING RELATED TO SPRINT PCS RESTRUCTURING

     KANSAS CITY, Mo., Oct. 28, 1998 - Sprint today announced it has elected to proceed with a tax-free recapitalization of Sprint's common stock to complete the restructuring of Sprint PCS and delay a planned public offering of a newly created class of Sprint common stock
(the "PCS Stock"). Sprint has decided to delay the public offering due to current general market conditions. Sprint will continue to evaluate market conditions and may proceed with a public offering of the PCS Stock at a later date.

     With the recapitalization, each share of Sprint's publicly-traded common stock will be reclassified into a 1/2 share of PCS Stock and one share of a newly-created class of Sprint common stock (the "FON Stock"). The PCS Stock is intended to reflect the performance of Sprint's PCS operations. The FON Stock is intended to reflect the performance of Sprint's other operations, including its long distance and local telecommunications divisions, product distribution and directory publishing businesses, emerging non-PCS businesses and the company's interest in Global One.

     Sprint will hold a special shareholders meeting Nov. 13 to vote on the restructuring of Sprint PCS, the issuance of PCS Stock and FON Stock, the recapitalization of the existing common stock and related matters. The meeting will be held at Sprint's World Headquarters building, 2330 Shawnee Mission Parkway, Westwood, Kan. The record date for the determination of shareholders entitled to vote at the meeting was Oct. 9, 1998. Assuming shareholder approval, the recapitalization is expected to occur approximately 10 days after the shareholder vote. A proxy statement and prospectus relating to the meeting can be obtained from Sprint's Corporate Secretary at Sprint's World Headquarters address.

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     Sprint is a global communications company -- at the
forefront in integrating long distance, local and wireless communications services and one of the world's largest carriers of Internet traffic. Sprint built and operates the United States' only nationwide all-digital, fiber optic network and is the leader in advanced data communications services. Sprint has $15 billion in annual revenues and serves more than 16 million business and residential customers.